EXHIBIT 5.1

November 29, 2006

FEI Company
5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124

Ladies and Gentlemen:

We are acting as counsel to FEI Company, an Oregon corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), the sale by the selling shareholder named therein (the “Selling Shareholder”) of up to an aggregate of 8,406,007 shares of the Company’s common stock, no par value (the “Common Stock”) and associated preferred stock purchase rights. The shares of Common Stock and associated preferred stock purchase rights to be sold by the Selling Shareholder are hereinafter referred to as the “Secondary Shares” and the “Rights,” respectively.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Secondary Shares and Rights are validly issued by the Company, and the Secondary Shares are fully paid and nonassessable.

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s board of directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.

It should also be understood that our opinion addresses the Rights and the related Preferred Stock Rights Agreement (the “Rights Agreement”) in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

We are members of the bar of the State of California. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of California and the federal securities laws of the United States of America. To the extent matters in this opinion are covered by Oregon law, we have relied solely upon an opinion of Oregon counsel.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ WILSON SONSINI GOODRICH & ROSATI